EXHIBIT 99.1

Wendy’s/Arby’s Group Exploring Strategic Alternatives for Arby’s

ATLANTA, January 20, 2011 – Wendy's/Arby's Group, Inc. (NYSE: WEN), the third-largest quick-service restaurant company in the United States, today announced it is exploring strategic alternatives for Arby’s Restaurant Group, Inc., including a sale of the brand.  UBS Investment Bank is assisting in the process.

Arby’s® is the second-largest quick-service sandwich chain in the U.S. with nearly 3,700 restaurants.  Arby’s restaurants specialize in slow roasted and freshly sliced roast beef sandwiches as well as Market Fresh® deli-style sandwiches, toasted subs and salads, all with the convenience of a drive-through.

Nelson Peltz, Chairman of Wendy's/Arby's Group, said, “We believe the way to maximize shareholder value is to focus all of our management and financial resources on continuing to build the Wendy’s® brand.  Arby’s is a good business, and we are making progress improving its performance, as evidenced by the 3.1% increase in company-operated same-store sales in the fourth quarter of 2010.  However, despite Arby’s positive momentum, the reality is that the Wendy's brand, given its relative size and scope, is the key driver of shareholder return, and we believe we should focus on the execution of the compelling growth opportunities at Wendy’s.”

Roland Smith, President and Chief Executive Officer of Wendy’s/Arby’s Group, said, “Wendy’s currently has more than 6,500 restaurants in more than 20 countries and is one of the most attractive growth stories in the quick-service restaurant industry.  A pure-play Wendy's will enable us to focus all of our energies on growing the Wendy’s brand via new store growth both in North America and international markets, and with accelerated same-store sales through the introduction of new dayparts and core menu innovation.”

Preliminary Fourth Quarter and Full-Year 2010 Results and Outlook for 2011
The Company is planning to issue a news release after the market closes on January 26, 2011, with preliminary financial highlights for the 2010 fourth quarter and full-year.  At that time, the Company also plans to provide a 2011 outlook.Wendy’s/Arby’s Group plans to issue more detailed fourth quarter and full-year 2010 financial results, as well as its 2010 Form 10-K, on March 3, 2011.

Investor Day Set for January 27th
The Company plans to host an Investor Day on January 27, 2011 at The Lighthouse at Chelsea Piers in New York City beginning with Wendy’s breakfast at 8:30 a.m. ET.  Management plans to provide investors an overview of its Wendy’s and International businesses.  The Investor Day presentations will be webcast live from the investor relations page of the Company's website at www.wendysarbys.com.  The webcast will also be archived on the Company’s website at www.wendysarbys.com.

About Wendy's/Arby's Group, Inc.
Wendy’s/Arby’s Group, Inc. is the third largest quick-service restaurant company in the U.S. and includes Wendy’s International, Inc., the franchisor of the Wendy’s restaurant system, and Arby’s Restaurant Group, Inc., the franchisor of the Arby’s restaurant system.  The combined restaurant systems include more than 10,000 restaurants in the U.S. and 24 countries and U.S. territories worldwide.

Media and Investor Contacts:
John Barker at 678-514-6900 or john.barker@wendysarbys.com
Kay Sharpton at 678-514-5292 or kay.sharpton@wendysarbys.com